October 4, 2018

Gregory D. Smith
Chief Financial Officer
The Boeing Company
100 N. Riverside Plaza
Chicago, IL 60606-1596

       Re: The Boeing Company
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed on February 12, 2018
           Form 10-Q for Fiscal Quarter Ended June 30, 2018
           Filed on July 25, 2018
           File No. 001-00442

Dear Mr. Smith:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure